EXHIBIT 99.1

Repros Provides Additional Information Confirming Success for Study ZA-302

SPA Co-Primary Endpoints Met

Results In Line with Study ZA-301 Findings

All Studies Fully Compliant with FDA Good Clinical Practice

THE WOODLANDS, Texas, Sept. 18, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX)today reported additional topline results for study ZA-302, the second pivotal efficacy study for Androxal®. The results of both pivotal studies, ZA-301 and ZA-302, have met the SPA co-primary endpoints as defined by the FDA.

Study ZA-302 had no detected site anomalies. Additional data which may be of interest to investors are provided below for informational purposes. It should be noted that these results are topline and not fully audited. However, the Company does not believe any changes will occur that will affect the conclusions that can be drawn. The Company has conducted several placebo controlled trials of Androxal in the treatment of secondary hypogonadism. In every study Androxal achieved highly statistically significant and clinically relevant improvement in testicular function as evidenced by improved endogenous production of the male hormone. Importantly, Androxal improves pituitary secretions of important hormones necessary to maintain normal testicular function including both testosterone synthesis and spermatogenesis. This feature distinguishes Androxal from all of the testosterone replacement therapies which, via the negative feedback on the pituitary of exogenous testosterone, result in suppression of pituitary signaling and testicular function.

It should be of further interest that in all placebo controlled Androxal studies, it has been observed that at any given time approximately 20% of secondary hypogonadal men will be in the normal range. These men still have a functional hypothalamic-pituitary-testes axis, unfortunately it does not function consistently. In these men, hormone replacement therapy results in complete suppression of the axis in about 40% of subjects based on Repros studies.

Group (n)	Baseline Morning T Median (ng/dL)	Week 12 Morning T Median (ng/dL)	Subjects in Normal Range (%)	Baseline Median Sperm Conc.	Week 12 Median Sperm Conc.	Median Percentage Change from Baseline Sperm Conc. (%)	Percentage of Subjects with ≥50% Change from Baseline Sperm Conc. (%)
Placebo (47)	197	231	26%	76	79	-5.6%	2/47 (4.3%)
Androxal (134)	213.5	478	81%	59	58	-3.2%	20/134 (14.9%)
P value (Androxal vs. Placebo)	0.2589 (ns)	< 0.0001	< 0.0001	0.2834 (ns)	0.1638 (ns)	0.5510 (ns)	Non-inferior Confidence Interval on the Difference (-0.1832, 0.0053)

In previously reported results for study ZA-301, we reported 1 subject on placebo and 15 subjects on drug dropping below 50% of baseline sperm concentrations. In the final study analysis this changed to 1 and 16 in the final ITT but the conclusions of the analyses were no different than previously reported. The Company chose to include the subjects from site 30 where there were some reports of fabricated data as part of the overall ITT because much of the data had since been verified as accurate. It is imperative to note that the inclusion of site 30 data did not change the outcome of the study and only the fabricated data was excluded from the analyses. Specifically, with all site 30 subjects in the analysis, the lower bound of the confidence interval is 0.194 (1/38 vs. 16/113) and with all of the site 30 subjects removed it is 0.196 (1/36 vs. 15/109). The Company is convinced study ZA-301 meets all the criteria set forth by the FDA under the SPA.

Furthermore, the Company is completely satisfied that all data entered into the data base for study ZA-301 will pass any scrutiny the FDA chooses to apply. The Company performs 100% review of all source documents when monitoring clinical sites which is how the Company detected the fabricated data at site 30. Good Clinical Practice does not require 100% source verification.

Joseph Podolski, President and CEO, noted, "We are confident in the reliability of our results and the positive outcomes of our two pivotal clinical trials. Our style with the investment community has always been direct and honest and we are happy to provide this additional data for investor review."

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, the ability to protect its intellectual property rights and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com